Exhibit 10.1

Execution Version

October 21, 2020

Acamar Partners Acquisition Corp..

1450 Brickell Avenue, Suite 2130

Miami, Florida 33131

CarLotz, Inc.

611 Bainbridge Street, Suite 100

Richmond, VA 23220

Re:	Sponsor Letter Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acamar Partners Acquisition Corp., a Delaware corporation (the “Acquiror”), CarLotz, Inc., a Delaware corporation (the “Company”), and Acamar Partners Sub, Inc., a Delaware corporation (the “Merger Agreement”) and hereby amends and restates in its entirety with respect to Acamar Partners Sponsor I LLC, a Delaware limited liability company (the “Sponsor”) that certain letter, dated February 21, 2019, from the Sponsor to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 11 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. Pursuant to the Merger Agreement (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”).

The Sponsor is currently, and as of the Closing will be, the record owner of all of the (i) outstanding Founder Shares and (ii) outstanding Private Placement Warrants (each, as defined in Acquiror’s final prospectus dated February 22, 2019 (the “Prospectus”)), with Sponsor’s ownership set forth on a chart delivered to Acquiror and the Company on the date hereof (the “Sponsor Ownership Chart”) (the Founder Shares owned by the Sponsor, together with any additional shares of Acquiror Common Stock or Founder Shares (or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock or Founder Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Sponsor’s Covered Shares”).

On the Closing Date, Acquiror will be renamed CarLotz, Inc. and remain listed on the NASDAQ. The renamed public company parent of the Company is herein referred to as “New CarLotz”.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby agrees with Acquiror (and after the Closing, New CarLotz) and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.                   The Sponsor, in its capacity as a stockholder of Acquiror, agrees irrevocably and unconditionally that, at Acquiror Stockholders’ Meeting, at any other meeting of the stockholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of Acquiror, the Sponsor shall, and shall cause any other holder of record of any of the Sponsor’s Covered Shares to:

a.        when such meeting is held, appear at such meeting or otherwise cause the Sponsor’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

2

b.       vote in person, or by proxy (or execute and return an action by written consent), or cause to be voted at such meeting in person, or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Voting Matter and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the Transactions; and

c.        vote in person, or by proxy (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares against any Acquiror Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Letter Agreement.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Merger or any other Voting Matter is recommended by the board of directors of Acquiror.

2.                   The Sponsor hereby agrees and acknowledges that (i) the underwriters of Acquiror’s initial public offering, Acquiror, after the Closing, New CarLotz, and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor of its obligations under paragraphs 1, 3 and 4 of this Sponsor Letter Agreement (with respect to such underwriters, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.                   The Sponsor agrees that it shall not Transfer any Founder Shares (or any shares of Acquiror Common Stock issuable upon conversion thereof) until (collectively, the “Founder Shares Lock-up Period”):

a.	with respect to 50% of such Founder Shares or shares of Acquiror Common Stock issuable upon conversion thereof, the earliest of (A) one year after the completion of the Merger, (B) subsequent to the Merger, if the closing trading price of the common stock of New CarLotz (the “New CarLotz Common Stock”) equals or exceeds $12.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New CarLotz Common Stock) over any twenty (20) Trading Days within any thirty (30) Trading Day period commencing 150 days after the Merger and (C) the date following the completion of the Merger on which a Change of Control with respect to New CarLotz is consummated that will result in the holders of New CarLotz Common Stock receiving a per share price equal to or in excess of the Reference Price (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting Acquiror Common Stock or New CarLotz Common Stock after the date of this Agreement).
b.	with respect to 25% of such Founder Shares or shares of Acquiror Common Stock issuable upon conversion thereof, the date on which the closing trading price of the New CarLotz Common Stock has been greater than $12.50 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New CarLotz Common Stock) over any twenty (20) Trading Days within any thirty (30) Trading Day period commencing 150 days after the Merger; and
c.	with respect to 25% of such Founder Shares or shares of Acquiror Common Stock issuable upon conversion thereof, the date on which the closing trading price of the New CarLotz Common Stock has been greater than $15.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New CarLotz Common Stock) over any twenty (20) Trading Days within any thirty (30) Trading Day period commencing 150 days after the Merger (the “Upper Threshold Date”).

3

4.                   The certificates evidencing the Founder Shares and any shares of Acquiror Common Stock issuable upon the conversion thereof shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR LETTER AGREEMENT, DATED AS OF OCTOBER 21, 2020, BY AND AMONG THE HOLDER HEREOF AND THE OTHER PARTIES THERETO.

5.                   The Sponsor agrees that it shall not Transfer any Private Placement Warrants (or Acquiror Common Stock issued or issuable upon the conversion or exercise of the Private Placement Warrants), until 30 days after the completion of the Merger (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

6.                   Notwithstanding the provisions set forth in paragraphs 3 and 5, Transfers of the Founder Shares, Private Placement Warrants and Acquiror Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor or any of its permitted transferees (that have complied with this paragraph 6), are permitted (a) to Acquiror’s officer or directors, any affiliates and its employees or family member of any of Acquiror’s officers or directors, (b) to any members of the Sponsor or any affiliates of the Sponsor; (c) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales or transfer made in connection with the consummation of the Merger; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the transfer restrictions in and other provisions contained in this Agreement; provided, further, that the individuals identified as “Not Subject to Paragraph 3(a)” in the Sponsor Ownership Chart, who collectively will own less than 0.65% of the number of issued and outstanding shares of Acquiror Common Stock immediately after giving effect to the Merger, shall not be subject to the Transfer restrictions set forth in paragraph 3(a).

7.                   Forfeiture of Founder Shares. In the event of the failure to achieve the trading price threshold set forth in Section 3(b) on or prior to the sixty (60) months following the Merger (the first Business Day following the end of such period, the “Forfeiture Date”), or the failure to achieve the trading price threshold set forth in Section 3(c) on or prior to the Forfeiture Date, the portion of the Founder Shares (or Acquiror Common Stock issuable from conversion thereof), the release of the lockup of which is subject to the achievement of the applicable threshold, shall be forfeited and transferred to Acquiror by the holder that Beneficially Owns such Founder Shares (or Acquiror Common Stock issuable from conversion thereof), without any consideration for such Transfer. For the avoidance of doubt, prior to the Forfeiture Date, all of the holders of Founder Shares (or Acquiror Common Stock issuable upon conversion thereof) shall have the right to vote such shares and to receive dividends with respect to such shares.

8.                   The Sponsor represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor represents and warrants that it is not subject to, or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

4

9.                   Except as disclosed in the Prospectus, neither the Sponsor nor any Affiliate of the Sponsor, nor any director or officer of Acquiror, shall receive from Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the Merger, other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the Merger: payment to an affiliate of the Sponsor for office space, administrative support and salaries to be paid to employees of such affiliate for due diligence and related services in connection with Acquiror’s search for a target company (although no salaries or fees will be paid from the monthly fee to members of the Company’s management team) and related support services for a total of $37,000 per month, including any accrued but unpaid amounts; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination (including, for the avoidance of doubt, the Merger); and repayment of loans, if any, and on such terms as to be determined by Acquiror from time to time, made by the Sponsor or certain of Acquiror’s officers and directors to finance transaction costs in connection with the Merger, provided, that, if Acquiror does not consummate the Merger, a portion of the working capital held outside the Trust Account may be used by Acquiror to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $2,000,000 of such loans may be convertible into New CarLotz Common Stock and warrants of New CarLotz at a price of $10.00 for each combination of one (1) share and one-third (1/3) warrant. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor agrees not to enter into, modify or amend any Contract between or among the Sponsor or any Affiliate of the Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Letter Agreement or (y) the Company’s or Acquiror’s ability to perform or satisfy any obligation under the Merger Agreement.

10.                The Sponsor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

11.                As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving Acquiror and one or more businesses; (iii) “Founder Shares” shall mean 7,639,330 shares of Class B common stock, par value $0.0001 per share ; (iv) “Private Placement Warrants” shall mean 6,074,310 warrants to purchase Common Stock; (v) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Public Offering; (vi) “Public Offering” shall mean the underwritten initial public offering of up to 34,500,000 of Acquiror’s units (the “Units”), each comprised of one share of Common Stock and one-third of one warrant; (vii) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (viii) “Shares” shall mean, collectively, collectively, the shares of Common Stock and the Founder Shares; (ix) “Transfer” shall mean the (a) direct or indirect transfer, sale of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (x) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants was deposited.

5

12.                This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, the Prior Letter Agreement. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by Acquiror, or after the Closing, New CarLotz and, before the Closing, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

13.                No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, Acquiror and the Company and their respective successors (including New CarLotz), heirs, personal representatives and assigns and permitted transferees.

14.                This Sponsor Letter Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

15.                This Sponsor Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

16.                This Sponsor Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Letter Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Letter Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Letter Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.                Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.02 of the Merger Agreement to the applicable party at its principal place of business.

6

18.                This Sponsor Letter Agreement shall terminate on the earliest of (a) the consummation of a Change of Control that will result in the holders of New CarLotz Common Stock receiving a per share price equal to or in excess of the Reference Price (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting Acquiror Common Stock or New CarLotz Common Stock after the date of this Agreement), (b) the Upper Threshold Date occurring on or before the Forfeiture Date and (c) the Forfeiture Date. In the event of a valid termination of the Merger Agreement, this Sponsor Letter Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, Acquiror or the Company from any obligation accruing, or liability resulting from a breach of this Sponsor Letter Agreement occurring. prior to such termination or reversion.

19.                The Sponsor hereby represents and warrants to Acquiror and the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Letter Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) this Sponsor Letter Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Letter Agreement, this Sponsor Letter Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iii) the execution and delivery of this Sponsor Letter Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of the Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Sponsor or the Sponsor’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Letter Agreement; (iv) there are no Actions pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Letter Agreement; (v) except for fees described on Schedule 5.17 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Sponsor, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Letter Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Sponsor, on behalf of the Sponsor, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vi) the Sponsor has had the opportunity to read the Merger Agreement and this Sponsor Letter Agreement and has had the opportunity to consult with its tax and legal advisors; (vii) the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder; (viii) the Sponsor has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Letter Agreement, (B) Acquiror’s certificate of incorporation, (C) the Merger Agreement, (D) the Registration Rights Agreement, or (E) any applicable securities laws; and (ix) the Founder Shares and Private Placement Warrants identified in the Sponsor Ownership Chart are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Letter Agreement.

20.                If, and as often as, there are any changes in Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed. For avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 3.

7

21.                Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

8

Sincerely,

ACAMAR PARTNERS SPONSOR I LLC

By:	/s/ Juan Carlos Torres Carretero
Name: Juan Carlos Torres Carretero
Title: Managing Member

By:	/s/ Raffaele Roberto Vitale
Name: Raffaele Roberto Vitale
Title: Managing Member

By:	/s/ Luis Ignacio Solorzano Aizpuru
Name: Luis Ignacio Solorzano Aizpuru
Title:Managing Member

By:	/s/ Juan Duarte Hinterholzer
Name: Juan Duarte Hinterholzer
Title: Managing Member

By:	/s/ Joseba Asier Picaza Ucar
Name: Joseba Asier Picaza Ucar
Title: Managing Member

9

Acknowledged and Agreed:

ACAMAR PARTNERS ACQUISITION CORP.

By:	/s/ Luis Ignacio Solorzano Aizpuru
Name: Luis Ignacio Solorzano Aizpuru
Title: Chief Executive Officer

Acknowledged and Agreed:

CARLOTZ, INC.

By:	/s/ Michael Bor
Name: Michael Bor
Title: Chief Executive Officer